Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
News Release	Tel 412 227 2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports 2005 Year End Results

PITTSBURGH, March 9, 2006 – Koppers Holdings Inc. (NYSE: KOP) sales for the year ended December 31, 2005 were $1,030.2 million as compared to $952.5 million for the prior year. The increase in sales of $77.7 million or 8.2% is a result of increased sales of $60.2 million in the carbon materials and chemicals business due to price increases related primarily to raw material cost increases, increased product volumes and the acquisition of Lambson Specialty Chemicals in April 2005. In addition, higher sales were reported in the railroad and utility products business of $17.5 million, primarily due to higher volumes with the North American railroads for treated crossties and treatment services. Adjusted EBITDA before special charges through December 31, 2005 of $111.5 million compared to $97.7 million in 2004. The increase was primarily from higher volumes and margins net of increased selling, general and administrative expenses due mainly to increased legal and consulting expenditures. The 2005 adjusted EBITDA results excluded special charges totaling $4.3 million, including $2.6 million of charges for the New Zealand antitrust investigation and $1.7 million for restructuring and related costs associated with plant closures and asset impairment.

Net income for the year ended December 31, 2005 was $9.9 million as compared to net income of $9.6 million in 2004. Net income in 2005 was negatively impacted by higher interest expense of $13.8 million related primarily to the Koppers Holdings Inc. bond issue in the fourth quarter of 2004 and the special charges mentioned above.

Sales for the fourth quarter of 2005 increased 13.2% or $30.5 million to $262.3 million compared to $231.8 million in the fourth quarter of 2004 with increased sales of $15.2 million in the carbon materials and chemicals business and $15.3 million of sales increases in the railroad and utility business. Sales in the US for railroad related products increased 18% as a result of increased demand for railroad crossties while sales for utility products increased 15.8% due to price increases as well as increased volumes related to hurricane damage. Adjusted EBITDA in the fourth quarter of 2005 was $25.1 million, including $1.1 million of special charges for plant closures and asset impairment, compared to $22.6 million in 2004. The increase reflected higher volumes partially offset by increased selling, general and administrative expenses due mainly to increased legal and consulting expenses.

Net income for the fourth quarter of 2005 was $0.5 million compared to net income in 2004 of $1.4 million. Net income was impacted by higher interest expense of $2.2 million related primarily to the Koppers Holdings Inc. bond issue in the fourth quarter of 2004, special charges totaling $1.1 million that are mentioned above and a lower effective tax rate in 2004.

Page 2 – Koppers Reports Fourth Quarter 2005 Results

Borrowings of $519.4 million, net of cash and cash equivalents of $26.1 million, at December 31, 2005 were $493.3 million compared to borrowings of $512.8 million, net of cash and cash equivalents of $41.8 million, or $471.0 million at December 31, 2004. Cash flows from operations for the year were $58.2 million compared to operating cash flows of $18.5 million in 2004, due primarily to higher levels of operating profits and lower working capital requirements in 2005. At December 31, 2005 the Company had $26.1 million of cash and cash equivalents and $65.2 million of unused revolving credit availability for working capital purposes and was, and expects to continue to be, in compliance with all applicable debt covenants.

Commenting on the year, President and CEO, Walter W. Turner said, “We are very pleased with the results for 2005. Not only are we pleased that the Company’s sales exceeded $1 billion but also very pleased that the growth in sales as well as margins allowed adjusted EBITDA to increase to $111.5 million compared to $97.7 million in 2004. As we move into 2006, we continue to be optimistic about the growth opportunities that we see in our core aluminum and railroad markets. We continue to be focused on improving profits as evidenced by the closure of a wood treating facility in North America in the third quarter of 2005, consolidation of Lambson Specialty Chemicals facilities with one of our plants in the UK and the initiation of a major carbon black plant expansion in Australia. Our goal for 2006 is to increase sales by approximately 4% with adjusted EBITDA growth of 6-8% driven by top line growth and margin improvement initiatives. We are not anticipating debt reduction in 2006 as we are targeting incremental capital requirements for growth projects in Australia and China. We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153.

Koppers management expects to conduct a conference call today, Thursday, March 9, 2006, beginning at 11:00 AM EST to discuss the Company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 5853542. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 5853542. The recording will be available for replay through April 9, 2006.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and

Page 3 – Koppers Reports Fourth Quarter 2005 Results

Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

###

Page 4 – Koppers Reports Fourth Quarter 2005 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2005	2004	2005	2004
Net sales	$262.3	$231.8	$1,030.2	$952.5
Operating expenses:
Cost of sales	221.5	194.4	857.5	798.4
Depreciation and amortization	7.7	8.6	32.3	32.9
Selling, general and administrative	17.0	15.1	66.4	56.8

Total operating expenses	246.2	218.1	956.2	888.1
Operating profit	16.1	13.7	74.0	64.4
Equity in earnings of affiliates	0.1	0.1	0.4	0.3
Other income	0.1	0.2	0.5	0.1

Income before interest expense, income tax provision and minority interest	16.3	14.0	74.9	64.8
Interest expense	14.1	11.9	52.3	38.5

Income before income tax provision and minority interest	2.2	2.1	22.6	26.3
Income tax provision	1.1	0.1	10.6	13.3
Minority interest	0.6	0.6	2.1	3.4

Net Income	$0.5	$1.4	$9.9	$9.6

Page 5 – Koppers Reports Fourth Quarter 2005 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED BALANCE SHEET

(In millions)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$26.1	$41.8
Accounts receivable less allowance for doubtful accounts of $0.7 in 2005 and $0.9 in 2004	118.7	113.0
Inventories:
Raw materials	73.7	79.9
Work in process	3.4	4.4
Finished goods	61.8	68.6
LIFO reserve	(18.9)	(18.4)

Total inventories	120.0	134.5
Deferred tax benefit	18.4	10.3
Other	7.7	7.6

Total current assets	290.9	307.2
Equity in non-consolidated investments	3.0	2.9
Fixed assets:
Land	6.3	7.2
Buildings	22.2	22.6
Machinery and equipment	483.6	482.0

	512.1	511.8
Less: accumulated depreciation	(359.7)	(355.1)

Net fixed assets	152.4	156.7
Goodwill	35.7	38.4
Deferred tax benefit	38.7	50.0
Other assets	31.1	28.4

Total assets	$551.8	$583.6

Page 6 – Koppers Reports Fourth Quarter 2005 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED BALANCE SHEET

(In millions except share amounts)

	December 31,
	2005	2004
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities:
Accounts payable	$77.5	$77.4
Accrued liabilities	71.2	64.7
Revolving credit	5.7	20.6
Current portion of term loans	4.8	2.5

Total current liabilities	159.2	165.2
Long-term debt:
Revolving credit	35.0	38.9
Term loans	14.0	3.8
Senior Secured Notes due 2013	320.0	320.0
Senior Discount Notes due 2014	139.9	127.0

Total long-term debt	508.9	489.7
Accrued pension liabilities	28.8	31.7
Other long-term liabilities	49.6	54.5

Total liabilities	746.5	741.1
Commitments and contingencies

Minority interest	12.0	10.6
Stockholders’ equity (deficit):
Senior convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 2,288,481 shares issued in 2005 and 2004, convertible into common on a 3.9799-to-one basis	—	—
Common stock, $.01 par value: 40,000,000 shares authorized, 2,945,293 shares issued in 2005 and 3,222,091 shares issued in 2004	—	—
Capital in excess of par value	10.4	10.7
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained (deficit)	(200.7)	(172.9)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	5.3	13.6
Minimum pension liability, net of tax	(20.1)	(17.6)

Total accumulated other comprehensive loss	(14.8)	(4.0)
Treasury stock, at cost, 22,331 shares in 2005 and 129,789 shares in 2004	(1.0)	(1.3)

Total stockholders’ (deficit)	(206.7)	(168.1)

Total liabilities and stockholders’ (deficit)	$551.8	$583.6

Page 7 – Koppers Reports Fourth Quarter 2005 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2005	2004
Cash provided by operating activities	$58.2	$18.5
Cash provided by (used in) investing activities:
Capital expenditures	(23.0)	(21.2)
Acquisitions, net of cash	(5.8)	—
Other	0.5	0.8

Net cash used in investing activities	(28.3)	(20.4)
Cash provided by (used in) financing activities, net of acquisitions:
Borrowings of revolving credit	307.0	275.2
Repayments of revolving credit	(325.1)	(225.3)
Issuance of 9 7/8% Senior Discount Notes Due 2014	—	125.5
Borrowings on long-term debt	20.1	—
Repayments on long-term debt	(7.1)	(8.0)
Issuances of common stock	0.3	0.6
Purchases of common stock	(0.3)	(0.9)
Payment of deferred financing costs	(2.0)	(5.6)
Dividends paid	(37.7)	(127.9)

Net cash provided by (used in) financing activities	(44.8)	33.6
Effect of exchange rates on cash	(0.8)	0.5

Net increase in cash and cash equivalents	(15.7)	32.2
Cash and cash equivalents at beginning of year	41.8	9.6

Cash and cash equivalents at end of year	$26.1	$41.8

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$37.7	$32.8
Income taxes	$7.7	$10.1

Page 8 – Koppers Reports Fourth Quarter 2005 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2005	2004	2005	2004
Net Income	$0.5	$1.4	$9.9	$9.6
Interest expense	14.1	11.9	52.3	38.5
Depreciation and amortization (1)	7.7	8.6	32.3	32.9
Income tax provision	1.1	0.1	10.6	13.3

EBITDA	23.4	22.0	105.1	94.3
Minority interest	0.6	0.6	2.1	3.4

EBITDA with minority interest	24.0	22.6	107.2	97.7

Unusual items impacting net income (1)
New Zealand Commerce Commission charges	0.0	0.0	2.6	0.0
Plant closings and restructuring	1.1	0.0	1.7	0.0

Adjusted EBITDA with minority interest	$25.1	$22.6	$111.5	$97.7

(1)	Cost of sales for 2005 includes $2.6 million for expected cash penalties related to the New Zealand anti-trust investigation and $1.7 million for restructuring and related charges associated with plant closures and asset impairments. Depreciation and amortization in 2005 includes $0.3 million of costs associated with plant closure and impairment.

EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles, or GAAP, is not a measure of financial condition or profitability and should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including net income as an indicator of operating performance or net cash from operating activities as an indicator of liquidity. However, we believe that EBITDA is useful to an investor in evaluating our operating performance because:

•	EBITDA is widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•	EBITDA helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, or asset base and the cumulative effect of change in accounting principle; and

•	EBITDA is used by our management for various purposes, including a measure of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

EBITDA has limitation as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

Page 9 – Koppers Reports Fourth Quarter 2005 Results

•	Although depreciation and amortization are noncash charges, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA is not calculated identically by all companies; therefore, our presentation of EBITDA may not be comparable to similarly titled measures of other companies; and

•	EBITDA does not consider certain cash requirements, such as interest payments, tax payments and debt service requirements that are required to be paid in cash and are material to us given that we are highly leveraged and are taxed by the jurisdictions in which we operate.